Exhibit 10.30

CINEMARK Holdings, INC.

THIRD AMENDED AND RESTATED Non-Employee director

compensation Policy

Effective as of February 15, 2017

Introduction:

In order to advance the interests of Cinemark Holdings, Inc. (the “Company”) and its stockholders by aligning the interests of the Company and its stockholders with Non-Employee Directors and enhancing the ability of the Company and its Subsidiaries to attract and retain qualified Non-Employee Directors, the Company has adopted this Non-Employee Director Compensation Policy (this “Policy”), by which Non-Employee Directors are compensated for their service to the Company.

Eligibility:

Only those members of the Company’s board of directors (the “Board”) who constitute Non-Employee Directors are eligible to receive compensation under this Policy.  For purposes of this Policy, “Non-Employee Director” means any member of the Board of Directors of the Company (the “Board”) who (i) is not an employee of the Company or any of its Subsidiaries; and (ii) is not an employee of any the Company’s stockholders with contractual rights to nominate directors (a “Significant Stockholder”).  Directors who are employees of the Company, any of its Subsidiaries, or any of its Significant Stockholders are not entitled to additional compensation on account of such director’s service on the Board.  In addition, no additional compensation shall be paid to any member of the Board who serves as a director of any subsidiary of the Company.

Cash Compensation:

Each Non-Employee Director shall be entitled to receive the following annual compensation (as applicable to such Non-Employee Director) in connection with the service of such Non-Employee Director as a member of the Board:

(a)	A base director retainer of $60,000;
(b)	An additional retainer of $35,000 if such Non-Employee Director serves as the Lead Director;
(c)	An additional retainer of $20,000 if such Non-Employee Director serves as the chairman of the Audit Committee of the Board (the “Audit Committee”);
(d)	An additional retainer of $10,000 if such Non-Employee Director serves as a member of the Audit Committee, other than the chairman of the Audit Committee;
(e)	An additional retainer of $15,000 if such Non-Employee Director serves as the chairman of the Compensation Committee of the Board (the “Compensation Committee”);

(f)	An additional retainer of $10,000 if such Non-Employee Director serves as a member of the Compensation Committee, other than the chairman of the Compensation Committee;
(g)	An additional retainer of $10,000 if such Non-Employee Director serves as the chairman of the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”);
(h)	An additional retainer of $7,500 if such Non-Employee Director serves as a member of the Governance Committee;
(i)	An additional retainer of $10,000 if such Non-Employee Director serves as the chairman of the Strategic Planning Committee of the Board;
(j)	An additional retainer of $5,000 if such Non-Employee Director serves as a member of the Strategic Planning Committee;
(k)	An additional retainer of $10,000 if such Non-Employee Director serves as the chairman of the New Ventures Committee of the Board; and
(l)	An additional retainer of $5,000 if such Non-Employee Director serves as a member of the New Ventures Committee.
Cash Payment:

Each Non-Employee Director shall be paid the amount of cash retainer applicable to such Non-Employee Director in four (4) equal quarterly payments to be made on the fifth (5th) business day following the end of each fiscal quarter of the Company during which such Non-Employee Director has continuously served as a member of the Board (or applicable committee of the Board), or as soon thereafter as is administratively possible.  Notwithstanding anything in this Policy to the contrary, in the event a Non-Employee Director assumes or vacates a position on the Board or one of its committees during a quarter, such Non-Employee Director shall be entitled to a prorated portion of the cash compensation for such position for that quarter based on the percentage of days in that quarter during which such Non-Employee Director served in the position for which the cash retainer is payable under this Policy.

Expense Reimbursement:

All Non-Employee Directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to attending meetings of the Board or committees thereof or in connection with other Board related business.  The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the chairman of the Nominating and Corporate Governance Committee or chairman of the Board.  The Company shall make reimbursement to a Non-Employee Director within a reasonable amount of time following submission by the Non-Employee Director of reasonable written substantiation for the expenses.

Restricted Shares:

Promptly following the initial election of a Non-Employee Director to the Board, or promptly following a Board member meeting the criteria of a Non-Employee Director, such Non-Employee Director shall receive a grant of Restricted Shares of the Company’s Common Stock valued at $115,000 (the “Initial Award”) and thereafter, promptly following the anniversary of the date of election to the Board a continuing Non-Employee Director shall receive a grant of Restricted Shares of the Company’s Common Stock valued at $115,000 (the “Annual Award”) on June 15 of every year.  The valuation date of the Restricted Shares will be the date of grant of such Restricted Shares.  The number of Restricted Shares to be issued will be determined by dividing $115,000 by the Fair Market Value of a share of Common Stock on the valuation date.  The Initial Award shall vest on a date determined by the Board and each Annual Award shall vest on the first anniversary of the date of the grant, subject to the Non-Employee Director’s continued service to the Company through the vesting dates.  All grants of Restricted Shares shall be made pursuant to the Company’s current equity incentive plan.  The descriptions of these grants set forth above are qualified in their entirety by reference to the equity incentive plan and the applicable Restricted Share Award Agreement issued thereunder.

Annual Review:

This Policy shall be reviewed annually by the Compensation Committee and modified as necessary to ensure its terms remain consistent with the stated interests of the Company and its stockholders.  The Compensation Committee shall have the power to construe this Policy to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of this Policy as it may deem desirable.  The Compensation Committee shall determine the members of the Board who qualify as Non-Employee Directors and are eligible to receive compensation under the terms of this Policy.  Any decisions of the Compensation Committee in the administration of this Policy shall be final and conclusive.  The Compensation Committee may authorize one or more of its members or any officer of the Company to execute and deliver documents on its behalf.  No member of the Compensation Committee shall be liable for anything done or omitted to be done by such member or by any other member of the Board or the Compensation Committee in connection with this Policy, except for such member’s own willful misconduct or gross negligence (unless the Company’s Certificate of Incorporation or Bylaws, or any indemnification agreement between the Company and such person, in each case in accordance with applicable law, provides otherwise).  The Compensation Committee shall have the power to engage outside consultants, auditors or other professional help to assist in the fulfillment of the duties of the Compensation Committee under this Policy at the Company’s expense.

Capitalized Terms:	Capitalized terms used not defined in this Policy have the meanings ascribed to them in the Amended and Restated Plan.

IN WITNESS WHEREOF, upon authorization of the Compensation Committee of the Board, the undersigned has caused this Cinemark Holdings, Inc. Third Amended and Restated Non-Employee Director Compensation Policy, to be executed effective on the 15th day of February, 2017.

CINEMARK HOLDINGS, INC.

By:	/s/ Michael D. Cavalier
Name:	Michael D. Cavalier
Title:	Executive VP-General Counsel and Secretary

Signature Page to

Cinemark Holdings, Inc. Non-Employee Director Compensation Policy